Exhibit 99.2

AXIOM BIOTECHNOLOGIES INC.

Incentive Stock Option
Granted Under 1997 Stock Option Plan

Incentive Stock Option granted by AXIOM BIOTECHNOLOGIES INC., a California corporation (“Company”), to [Insert Name], an employee of the Company (the “Participant”), pursuant to the Company’s 1997 Stock Option Plan (“Plan”).

1.    Grant of Option.

This certificate evidences the grant by the Company on [Insert Date], to the Participant of options to purchase (“Stock Options”), in whole or in part, on the terms herein provided, a total of [Insert Number] shares of common stock of the Company (“Option Shares”) at [Insert Price] per share, which is not less than the fair market value of one share of the Company’s common stock on the date of grant of this option. The Final Exercise Date of this option is [Insert Date—usually ten years after date of grant].    This option may not be exercised to any extent after the expiration of ten (10) years from the date of grant. It is intended that the option evidenced by this certificate shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986.

This option is exercisable in the following installments prior to the Final Exercise Date:

(a)    On [Insert Date], [Insert Amount] of the Stock Options will become vested and exercisable.

(b)    On [Insert Date], [Insert Amount] of the Stock Options will become vested and exercisable.

(c)    On [Insert Date], [Insert Amount] of the Stock Options will become vested and exercisable.

(d)    And on [Insert Date], [Insert Amount] of the Stock Options will become vested and exercisable.

(e)    The number of shares subject to the Stock Options, and the per-share exercise price of the Stock Options, shall be subject to adjustment only as to the unexercised portion thereof (“Unexercised Options”), from time to time upon the happening of certain events as follows:

(i)    Adjustments for Dividends in Stock.    If the Company shall, while the Stock Options remain unexercised in whole or in part, declare or pay to its common shareholders a dividend payable in any kind of shares of stock or other securities of the Company, then the number of Unexercised Options shall be increased in an amount equal to the number of such additional shares of common stock or other securities Participant would have received in the form of such dividend with respect to all of the shares issuable pursuant to the Unexercised Options (“Issuable Shares”), as if Participant had been the shareholder of record of all of the Issuable Shares on the record date for the determination of which of the Company’s common shareholders were entitled to receive such dividend.

(ii)    Adjustments for Recapitalization.    If the Company shall, while the Stock Options remain unexercised in whole or in part, effect a recapitalization of such character that the Option Shares that are issuable upon exercise of the Stock Options are converted or otherwise changed into shares of stock of the Company of a different class or series, or into other securities of the Company, then as to any Unexercised Options exercised by Participant after any such event, upon such exercise Participant shall be entitled to receive, in lieu of the applicable Option Shares, that number of shares of stock or other securities of the Company, as Participant would have received if Participant had been the shareholder of record of the applicable Option Shares at the time of such conversion or change.

(iii)    Adjustments for Reorganization, Merger or Transfer.    If the Company shall, at any time while the Stock Options remain unexercised in whole or in part, consolidate or merge with, or shall transfer or convey substantially all its assets to, any other corporation, then as to any Unexercised Options exercised by Participant after any such event, upon such exercise Participant shall be entitled to receive, in lieu of the applicable Option Shares, that number of shares of stock or other securities or property of the corporation resulting from such consolidation or merger or transfer, as Participant would have received if Participant had been the shareholder of record of the applicable Option Shares at the time of such consolidation, merger or transfer.

(iv)    Adjustments for Stock Splits and Reverse Stock Splits.    If the Company shall, at any time while the Stock Options remain unexercised in whole or in part, (a) subdivide its outstanding shares of common stock into a greater number of shares, then with respect to any Unexercised Options, the Option Price in effect immediately prior to such subdivision shall be proportionately decreased, and the total number of Option Shares issuable with respect to the Unexercised Options shall be proportionately increased; (b) combine its outstanding shares of common stock into a smaller number of shares, then with respect to any Unexercised Options, the Option Price in effect immediately prior to such combination shall be proportionately increased, and the number of Option Shares issuable upon exercise of the Unexercised Options shall be proportionately decreased.

(v)    Notice of Adjustments.    Upon any adjustment of either the number of Option Shares or the amount of the Option Price as set forth herein, in each case, not later than thirty (30) calendar days after the date of the event giving rise to the adjustment, the Company shall give written notice of the adjustment to Participant (“Adjustment Notice”). The Adjustment Notice shall state the adjusted number of Option Shares and/or the adjusted amount of the Option Price, and shall also describe in reasonable detail the facts and circumstances giving rise to the adjustment, such that Participant will reasonably be able to confirm that any adjustment made by the Company is correct.

(vi)    Notice of Cash Distributions.    If the Company’s Board of Directors declares any dividend or other distribution with respect to the Company’s common stock, the Company shall give written notice thereof to Participant not less than fifteen (15) calendar days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution.

(vii)    In the event the number of Option Shares is to be adjusted pursuant to these provisions, the adjustments shall be spread evenly over the entire number of Unexercised Options that may be affected by the adjustment.

2.    Exercise of Option.

Each election to exercise this option shall be in writing, signed by the Participant or by his executor or administrator or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution (“Legal Representative”), and received by the Company at its principal office, accompanied by a copy of this certificate, and payment in full as provided in the Plan. The purchase price may be paid by delivery of cash, certified check, bank draft, money order, personal check acceptable to the Company, or in any other manner contemplated by Section 7.5 of the Plan. In the event this option is exercised by the Legal Representative, the Company shall be under no obligation to deliver Shares hereunder unless and until the Company is satisfied as to the authority of the person or persons exercising this option.

3.    Notice of Disposition.

The person exercising this option shall notify the Company when he or she makes any disposition of the Shares acquired upon exercise of this option, whether by sale, gift or otherwise.

4.    Application of Stock Transfer Agreement.

If at the time when this option is exercised the Company is a party to any agreement restricting the transfer of any outstanding shares of its Common Stock, this option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement.

5.    Agreement to Provide Security.

If at the time this option is exercised the Board or the Committee determines that under applicable law and regulations the Company could be liable for the withholding of any federal or state tax with respect to a disposition of any Shares acquired upon exercise of this option, this option may not be exercised unless the person exercising this option gives such security as the Board or the Committee deems adequate to satisfy the potential liability of the Company for the withholding of taxes, and agrees to augment such security from time to time in any amount the Board or the Committee deems necessary to preserve the adequacy of such security.

6.    Nontransferability of Option.

This option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant.

7.    Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant herewith.

IN WITNESS WHEREOF, the Company has caused this option to be executed by its duly authorized officer.

Dated: [Insert Date]	AXIOM BIOTECHNOLOGIES INC. a California corporation

By:
Bala Pandi, CEO

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